Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2010 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for own-share lending agreements discussed in Note 2, as to which the date is August 11, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Evergreen Solar, Inc.’s Current Report on Form 8-K dated August 11, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston Massachusetts
November 24, 2010